EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EEX Corporation for the registration of EEX Corporation debt securities, preferred stock, warrants, and common stock, to be filed with the Securities and Exchange Commission on September 28, 1998, and to the incorporation by reference therein of our report dated February 13, 1998, with respect to the consolidated financial statements of EEX Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

Houston, Texas
September 25, 1998